Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated February 26, 2020 (December 16, 2020 as to the effects of the reverse stock split described in Note 16) relating to the financial statements of HighPoint Resources Corporation, and our report dated February 26, 2020, on the effectiveness of HighPoint Resources Corporation’s internal control over financial reporting. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

December 16, 2020